Exhibit 99.02
Page 1
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended December		Year-to-Date December
Net Income–As Reported (See Notes)	2016	2015	2016	2015

Traditional Electric Operating Companies	$147	$274	$2,233	$2,186
Southern Power	23	34	338	215
Southern Company Gas	110	—	114	—
Total	280	308	2,685	2,401
Parent Company and Other	(83)	(37)	(237)	(34)
Net Income–As Reported	$197	$271	$2,448	$2,367

Basic Earnings Per Share[1]	$0.20	$0.30	$2.57	$2.60

Average Shares Outstanding (in millions)	986	911	951	910
End of Period Shares Outstanding (in millions)			990	912

Non-GAAP Financial Measures	Three Months Ended December		Year-to-Date December
Net Income–Excluding Items (See Notes)	2016	2015	2016	2015

Net Income–As Reported	$197	$271	$2,448	$2,367
Estimated Loss on Kemper IGCC[2]	206	183	428	365
Tax Impact	(79)	(70)	(164)	(139)
Acquisition and Integration Costs[3]	12	25	120	41
Tax Impact	(4)	(6)	(38)	(10)
Additional MCAR Settlement Costs[4]	—	—	—	7
Tax Impact	—	—	—	(3)
Subtotal	$332	$403	$2,794	$2,628
Earnings Guidance Comparability Items:
Equity Return Related to Kemper IGCC Schedule Extension[5]	(22)	—	(29)	—
Tax Impact	(4)	—	(5)	—
Southern Company Gas Earnings, net of Acquisition and Integration Costs[6]	(185)	—	(231)	—
Tax Impact	72	—	90	—
Acquisition Debt Financing Costs[6]	68	—	175	—
Tax Impact	(26)	—	(67)	—
Net Income–Excluding Items	$235	$403	$2,727	$2,628

Adjusted Average Shares Outstanding - Acquisition Financing[6](in millions)	964	911	942	910

Basic Earnings Per Share–Excluding Items	$0.24	$0.44	$2.89	$2.89

- See Notes on the following page.

Exhibit 99.02

Southern Company
Financial Highlights

Notes

- In connection with the adoption in the fourth quarter 2016 of a new accounting standard for stock compensation, previously reported amounts for income tax expense were reduced by a total of $25 million for January 1, 2016 through September 30, 2016.

(1) For the three and twelve months ended December 31, 2016 and 2015, dilution does not change basic earnings per share by more than 2 cents and is not material.

(2) The estimated probable losses relating to Mississippi Power Company's construction and associated rate recovery of the integrated coal gasification combined cycle facility in Kemper County, Mississippi (Kemper IGCC) significantly impacted the presentation of earnings and earnings per share for the three and twelve months ended December 31, 2016 and 2015. Similar charges of uncertain amounts may occur with uncertain frequency in future periods.

(3) Earnings for the three and twelve months ended December 31, 2016 and 2015 include costs related to the acquisition of Southern Company Gas and earnings for the three and twelve months ended December 31, 2016 include costs related to the acquisitions of PowerSecure International, Inc. and the 50% interest in Southern Natural Gas Company, L.L.C. (SNG). Further costs are expected to continue to occur in connection with the related integration activities; however, the amount and duration of such expenditures is uncertain.

(4) Earnings for the twelve months ended December 31, 2015 include additional costs related to the discontinued operations of Mirant Corporation and the March 2009 litigation settlement with MC Asset Recovery, LLC. Further charges are not expected to occur.

(5) Earnings for the three and twelve months ended December 31, 2016 include additional allowance for funds used during construction (AFUDC) equity as a result of extending the schedule for the Kemper IGCC construction project. Southern Company's February 2016 earnings guidance assumed construction would be complete and AFUDC equity would cease by August 31, 2016. As a result, Southern Company believes presentation of earnings per share excluding these amounts provides investors with information comparable to the February guidance. Management also used such measures to evaluate Southern Company's performance in 2016.

(6) Earnings for the three and twelve months ended December 31, 2016 include the earnings of Southern Company Gas since July 1, 2016 (the date of acquisition), as well as debt financing costs related to the acquisition. Earnings of Southern Company Gas since September 1, 2016 include amounts related to its acquisition of a 50% ownership interest in SNG. In addition, earnings per share for the three and twelve months ended December 31, 2016 include the impact of 22.3 million shares ($1.1 billion) of common stock issued in August 2016 to finance a portion of the purchase price for the SNG acquisition.

The timing of completion of the acquisition of Southern Company Gas was uncertain at the time Southern Company issued earnings per share guidance in February 2016, and Southern Company's agreement to acquire a 50% interest in SNG did not occur until July 2016. Accordingly, Southern Company's February 2016 guidance did not reflect any earnings contribution from these acquisitions or the financing costs related to the acquisitions. As a result, Southern Company believes presentation of earnings per share excluding these items provides investors with information comparable to the February guidance. Management also used such measures to evaluate Southern Company's performance in 2016.

In addition to earnings and earnings per share calculated in accordance with U.S. generally accepted accounting principles (GAAP), Southern Company intends to continue to present earnings and earnings per share excluding the impact of the Wholesale Gas Services business of Southern Company Gas in future periods. Presenting earnings and earnings per share excluding Wholesale Gas Services provides investors with an additional measure of operating performance that excludes the volatility that results from mark-to-market and lower of weighted average cost or current market price accounting adjustments. Management also expects to use earnings and earnings per share excluding Wholesale Gas Services to evaluate Southern Company's performance. For the three months ended December 31, 2016, pre-tax earnings from Wholesale Gas Services and the related tax impact were $15.1 million and $3.8 million, respectively. For the six months ended December 31, 2016, the pre-tax loss from Wholesale Gas Services and the related tax benefit were $3.7 million and $3.5 million, respectively.